EXHIBIT (P)(7)

                        RENAISSANCE INVESTMENT MANAGEMENT

                                 CODE OF ETHICS

                            Updated January 13, 2006
Message from the Managing Partners:

At Renaissance Investment Management, we must strive to exhibit the utmost professionalism in representing the interests of our clients. The ethical culture of Renaissance Investment Management is of critical importance and is supported by the Managing Partners and AMG Management, as is evidenced by the policies and procedures of the firm, including this Code of Ethics. Please review this Code, and follow it in every aspect of your responsibilities to Renaissance Investment Management, its clients and your peers.

I. GENERAL PRINCIPLES

This Code of Ethics ("Code") has been amended in accordance with Rule 17j-1 promulgated by the Securities and Exchange Commission pursuant to Section 17(j) of the Investment Company Act of 1940 as amended. In general, Rule 17j-1 imposes an obligation on registered investment companies and their investment advisers and principal underwriters to adopt written Codes of Ethics covering the securities activities of certain of their officers and employees. This Code also sets forth procedures designed to aid Renaissance Investment Management in complying with the federal securities laws and Rule 204A-1 promulgated by the Securities and Exchange Commission pursuant to Section 204A of the Advisers Act.

A. DEFINITIONS

The following terms are used throughout the text of this document:

(a) "Access Person" means any Supervised Person who either (i) has access to nonpublic information regarding any Clients' purchase or sale of securities,
(ii) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund or (iii) who is involved in making securities recommendations to Clients or who has access to such recommendations if such recommendations are nonpublic. All Renaissance Associates who are not Temporary Employees are considered "Access Persons"
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If providing investment advice is the advisor's primary business, all of the advisor's officers and employees are presumed to be access persons.

Section 202(a) (25) defines "supervised person" as an advisor's officers and employees, as well as any other persons who provide advice on behalf of the advisor and are subject to the advisor's supervision and control.

(b) "Advisers Act" means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

(c) "Affiliate," with respect to any referenced entity, means an entity that is Controlled by, Controls or is under common Control with Renaissance Investment Management.

(d) "Affiliated Funds" are funds required to be registered under the Investment Company Act of 1940 as Registered Investment Companies that are managed by Renaissance Investment Management or an "Affiliate"

(e) "Beneficial Interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As a general matter, "Beneficial Interest" will be attributed to an Access Person in all instances where the Access Person
(i) possesses the ability to purchase or sell the securities (or the ability to direct the disposition of the securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such securities; or
(iii) receives any benefits substantially equivalent to those of ownership.

(f) "Chief Compliance Officer" (CCO) means the person listed on the Adviser's current Form ADV filed with the Securities and Exchange Commission as the Chief Compliance Officer.

(g) "Client" means (i) any investment company registered under the Company Act for whom the Adviser acts as investment adviser or sub-adviser or (ii) and separately managed investment account, commingled/collective investment trust fund, or other investment arrangement where Adviser is the adviser or sub-adviser for the management of this account.

(h) Closed-end fund - An investment company that sells shares like any other corporation and usually does not redeem its shares. A publicly traded fund sold on stock exchanges or over the counter that may trade above or below its net asset value. Related: Open-end fund.

(i) "Code" means this Code of Ethics, as in effect from time to time and enforced by the Adviser through the Chief Compliance Officer.

(j) "Control" shall have the same meanings as that set forth in Section 2(a) (9) of the Company Act.

(k) "Deminimis Gift" Equal to a gift or gifts that add up to a total of $100 or less from any single client, potential client, service provider or potential service provider over the course of a year. Note: promotional items (e.g. pens, mugs, t-shirts and other logo bearing items) are not included in the $100 total.

(l) "Firm" means Renaissance Investment Management.

(m) "Reportable Security" means a security as defined in section 202(a)(18) of the Act
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(15 U.S.C. 80b-2(a)(18)), which includes any stock, bond, future, investment contract or Instrument that is considered a "security" under the Advisers Act, including: options on securities, on indexes, and on currencies; limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, ETF's, AMG affiliated Funds and investment clubs. "Reportable Security" does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers'acceptances, bank certificate of deposits, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issues by open-end funds other except those that are advised or sub-advised by Renaissance's Affiliates are which are Reportable Funds; and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, so long as none of which are Reportable Funds.

(n) "Public Company" means any entity subject to the reporting requirements of
Section 12 or 15(d) of the Securities Exchange Act of 1934.

(o) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, prior to such offering, had never sold its securities to the public in a public offering subject to the registration requirements of Section 5 of the Securities Act.

(p) "Limited Offering" means an offering of securities pursuant to an exemption from the registration requirements of the Securities Act.

(q) Open-end fund - Used in the context of general equities. Mutual fund that continually creates new shares on demand. Mutual fund shareholders buy the funds at net asset value and may redeem them at any time at the prevailing market prices. Antithesis of closed-end fund.

(r) "Service Provider" - is any person or entity providing goods or services to Renaissance Investment Management.

(s) "Temporary Employee" - Any person who works for Renaissance on a one time or periodic basis who does not work for more than 90 continuous days in the course of their employment at Renaissance.

B. RESPONSIBILITY. It is the responsibility of Renaissance's management to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics (the "Code") provides details of regulatory and business ethical standards to which all Access Persons must adhere. Access Persons include any partners and individuals employed by or associated with the Firm who manage client accounts, make recommendations, solicit investment advisory business or supervise individuals who perform the above functions.

C. DUTY TO CLIENTS. The Firm has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Firm must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

D. PROHIBITED ACTS. Access Persons must comply with applicable federal securities laws. Access Persons are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts, from:

1. Employing any device, scheme or artifice to defraud;

2. Making any untrue statement of a material fact;

3. Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4. Engaging in any fraudulent or deceitful act, practice or course of business;
or

5. Engaging in any manipulative practices.

E. USE OF DISCLAIMERS. The Firm shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F. SUITABILITY. The Firm shall only recommend those investments that are suitable for a client, based upon the client's particular situation and circumstances. This is done based on the client's written investment policy and guidelines. If a client does not have such a document then the Access Persons should have the client complete an Investment Objective Questionnaire and a Client Profile.
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G. DUTY TO SUPERVISE. The Firm is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1. Establishing procedures that could be reasonably expected to prevent and detect violations of the Firm's Code of Ethics by its access persons;

2. Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3. Ensuring that all advisory personnel fully understand the Firm's policies and procedures; and

4. Establishing a review system designed to provide reasonable assurance that the Firm's policies and procedures are effective and are being followed.

II.   PERSONAL SECURITIES TRANSACTIONS

Advisers Act Rule 204-2

A. PURPOSE. The following procedures are designed to ensure that conflicts with client interests are avoided and that the Firm's Access Persons conduct their personal trading activities in a manner consistent with the Firm's fiduciary obligations and regulatory requirements.

B. RESPONSIBILITY. The Chief Compliance Officer shall maintain current and accurate records of all personal securities transactions of all Firm Access Persons. Currently, all non temporary employees are deemed to be Access Persons subject to this Code.

C. REPORTING

1. ANNUAL/INITIAL HOLDING REPORTS. Each Access Person must submit to the Chief Compliance Officer a report of all holdings in Reportable Securities, as defined below, within 10 days of his/her employment and thereafter on an annual basis, no later than January 30 of each calendar year. The Holding Reports to be used and submitted for reporting Annual/Initial holdings can be found attached to this Code.

2. QUARTERLY TRANSACTION REPORT. Each Access Person must submit a report of his or her personal securities transactions during the calendar quarter to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The Quarterly Transaction Report to be used and submitted can be found attached to this Code.

            The following reporting requirements should be noted:

      (A) Transactions effected in any account over which neither the Firm nor its Access Persons have any direct or indirect influence, discretion or control, (Beneficial Interest), are not required to be reported. An Access Person is deemed to have (Beneficial Interest) direct or indirect influence or control over the investments of the Access Person's spouse, minor children, parents and adults living in the same household, and trusts over which the Access Person has discretionary authority.
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            Definition of "Beneficial Interest" - An Access Person is considered to have a beneficial interest in any transaction in which the Access Persons has the opportunity to directly or indirectly profit or share in the profit derived from the securities transacted. An
            Access Person is presumed to have a beneficial interest in, and therefore an obligation to pre-clear and report, the following:

      o Reportable securities owned by an Access Person in his or her name

      o Reportable securities owned by an individual Access Person indirectly through an account or investment vehicle for his or her benefit, such as an IRA, family trust or family partnership.

      o Reportable securities owned in which the Access Person has a joint ownership interest, such as property owned in a joint brokerage account.

      o Reportable securities in which a member of the Access Person's immediate family (e.g. spouse, domestic partner, minor children, and other dependent relatives) has a direct, indirect, or joint ownership interest if the immediate family member resides in the same household as the Access Person.

      o Reportable securities owned by trusts, private foundations, or other charitable accounts for which the Access Person has investment discretion (other than clients of the firm)

      If an Access Person believes that he or she does not have a beneficial interest in a reportable security, the Access Person should provide the Chief Compliance Officer with satisfactory documentation that the Access Person has no beneficial interest in the security and exercises no control over investment decisions made regarding the security. Any question over whether an Access Person has a beneficial interest in a reportable security and therefore an obligation to pre-clear and report the transaction, should be directed to the Chief Compliance Officer.

      If an Access Person has a beneficial interest in an account which the Access Person feels should not be subject to the Code's preclearance and reporting requirements, the Access Person should submit a written request for clarification or an exemption to the Chief Compliance Officer. The request should name the account, describe the nature of the Access Persons' interest in the account, the person or firm responsible for managing the account, and the basis upon which the exemption is being claimed. Requests will be considered on a case by case basis. Transactions effected pursuant to an automatic investment plan need not be reported (i.e. 401(k), Sharebuilder Accts with automatic deduction) (Note: Access Person directed transactions must be reported)

(B) Holdings and transactions in Reportable Securities only are required to be reported. Reportable Securities are defined as securities other than:

      o the direct obligations of the Government of the United States;

      o bankers' acceptances, bank certificates of deposit, commercial paper, money market instruments, and high quality short-term debt instruments, including repurchase agreements;

      o shares issued by money market funds;


      o shares issued by registered open-end investment companies (mutual funds), except those that are advised or sub-advised by Renaissance or any of Renaissance's Affiliates are considered Reportable Securities; and

      o Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, so long as none of which are Reportable Funds.

      It should also be noted that Affiliated Funds (including Renaissance sub-advised Funds), ETF's, options and closed end funds ARE required to be reported. Open-end mutual funds and futures transactions are NOT required to be reported. Holdings in Investment Advisor managed accounts which the Access Person has no discretion do not have to be reported.

      NOTE: FOR A COMPLETE LIST OF SECURITIES TRANSACTIONS THAT MUST BE REPORTED, PRE-CLEARED OR BOTH PLEASE REVIEW THE LAST PAGE OF THE CODE OF ETHICS.

(C) Duplicate Brokerage Confirmation and Statements. A duplicate confirmation of trades for Covered Securities should be sent by the brokerage firm or by the Access Person to the Chief Compliance Officer at: Renaissance Investment Management, Attn: Chief Compliance Officer, 625 Eden Park Drive, Suite 1200, Cincinnati, OH 45202. The Chief Compliance Officer should be listed as an interested party in order to receive copies of trade confirmations for all of Access Person household accounts that hold or potentially hold covered securities, other than Renaissance sponsored 401(k) accounts that are not Fidelity Brokerage Link 401(k) Accounts or accounts such as spousal 401(k) accounts which do not offer covered securities.

D. In addition, duplicate quarterly and annual brokerage account statements can be submitted in lieu of the Quarterly Transaction Reports and Holdings Reports, provided that ALL of the required information is contained in the statements.OTHER REQUIREMENTS/RESTRICTIONS

            PRE-CLEARANCE OF TRADES AND REVIEW. Access Persons must submit a Pre-clearance Form to the Chief Compliance Officer for pre-clearance of all Covered Securities (as defined below) for which they exercise discretion, before being executed by the Access Person and his or her family (including spouse, minor children, parents and adults living in the same household), if the Access Person has Beneficial Interest, and trusts over which the Access Person has discretionary authority. COVERED SECURITIES include all Reportable Securities including Affiliated Funds and ETF's. Open ended Mutual Funds (excluding Affiliated Funds) are not required to be pre-cleared.A Preclearance Form should be used and submitted to the Chief Compliance Officer or their designee. The Chief Compliance Officer, in turn, will submit the pre-clearance form for their own personal trades to a one of the Managing Partners or a Junior Partner for pre-approval, if the Managing Partner's are not available.
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            NOTE: ACCOUNTS WHICH CONTAIN COVERED SECURITIES THAT ARE MANAGED BY
            RENAISSANCE OR ANOTHER INVESTMENT ADVISOR DO NOT HAVE TO BE PRE-CLEARED AS LONG AS THE ACCESS PERSON DOES NOT HAVE DISCRETION OVER THE ACCOUNT. THE ACCESS PERSON MUST PROVIDE A COPY OF THE INVESTMENT MANAGEMENT AGREEMENT TO THE CCO OR SIGN AN AFFIDAVIT STATING THEY EXERCISE NO INVESTMENT DISCRETION OVER THE MANAGED ACCOUNT.

            The Chief Compliance Officer or their designee must pre-approve all personal securities transactions requests in writing. In addition to the CCO's review, Mary Meiners, an analyst, will conduct a review to determine if the Firm traded the security the day before or is planning to trade the security the day of or day after the pre-clearance is submitted. If she is absent Sudhir Warrior will conduct the review. If the security in question is found to have met any of the analyst's review criteria the request to trade in that security will be denied.

            In addition, the Chief Compliance Officer or their designee shall conduct a periodic review of all Access Persons' personal securities transactions.

      1. LENGTH OF TIME OF APPROVAL. Approvals to trade in a security are only valid for the day which they are approved, after which a new approval must be obtained if the initial trade was not executed. The exception to this rule is a limit order which is valid for thirty days, after which a new approval must be obtained.

      TRADING ACCOUNTS. Each Access Person must provide the Chief Compliance Officer with a list of his or her and any member of his or her household's brokerage accounts, if the Access Person has Beneficial Interest. The Access person should provide the CCO with a list of household brokerage accounts in which there is a beneficial interest when they begin their employment with the Firm for accounts which could contain Reportable Securities. Access Persons must inform the CCO when any new brokerage, 401(k), 529 plan, Sharebuilder or IRA account is opened, as of the end of the quarter on their Quarterly Transaction Report if it could contain reportable securities. The list should include the name of the broker-dealer, the date the account was established and the date of the report. The Personal Security Transaction Report form should be used to submit this information to the CCO or their designee.
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      2. SPECIAL ISSUES. Trading in a new issue while it is in its initial public offering ("IPO") stage is specifically prohibited. The Firm's Access Persons may begin trading a new issue as soon as the secondary market trading in that security has begun. Likewise, Access Person's personal trading in limited, private offerings or private placement ("limited offerings") must be submitted for pre-approval by the Chief Compliance Officer.

      3. BLACKOUT PERIODS. Renaissance prohibits Access Persons from executing a securities transaction on a day during which any client has a pending "buy" or "sell" in the same security until that order is executed or withdrawn. In addition, the Firm considers one business day before and after the day on which a client's security transaction is executed to be that security's "blackout period," during which period Access Persons are not allowed to personally trade in that same security.

      4. SHORT-TERM TRADING. Short-term trading by Access Persons is strongly discouraged. Accordingly, any short-term trading profits realized on a shorter than 30-day duration shall be disgorged and donated to a charity.

      5. FIRM MANAGED ACCESS PERSON PORTFOLIOS. The pre-clearance procedure is replaced in these portfolios by the trader's trade order. The securities of Access Person and Access Person household family members are traded in accordance with Renaissance's trading policy for proprietary and affiliated accounts.

      6. REPORTING OF VIOLATIONS. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance

      Officer promptly. It is the Firm's policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

      7. ACKNOWLEDGMENT. The Firm requires that all Access Persons acknowledge in writing that they understand and agree to comply with the Firm's Code of Ethics. In addition, receipt of any amendments to the Code will require an acknowledgement by Access Persons.

      8. EDUCATION. The Firm will provide Access Persons with periodic training regarding the Firm's Code of Ethics and related issues to remind Access Persons of their obligations, any amendments and regulatory changes. Access persons are encouraged to ask the Chief Compliance Officer questions regarding the Code.

III.  CONFLICTS OF INTEREST
            The Firm has a duty to disclose potential and actual conflicts of interest to their clients. All Access Persons have a duty to report potential and actual conflicts of interest to the Firm. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflicts of interest situations is the possibility that a Access Person's actions or decisions will be affected because of actual or potential differences between or among the interests of the Firm, its affiliates or Clients, and/or the Access Person's own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm, its affiliates or Clients or any gain to the Adviser or the Access Person, regardless of the motivations of the Access Person involved.

            Access Persons must avoid other employment or business activities, including personal investments, which interfere with their duties to the Adviser Investments by Access Persons that interfere with duties to the Firm divide loyalty, or may create an actual or apparent conflict of interest. Each Access Person must promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer. The Chief Compliance Officer's and Managing Partners determination as to whether a conflict of interest exists or is harmful shall be conclusive. Any situation that the Chief Compliance Officer determines to be harmful to the interests of Clients or the interest or reputation of the Firm shall be terminated.

         1. GIFTS AND ENTERTAINMENT

            Occasionally, an Access Person may be offered gifts or entertainment opportunities by clients, brokers, vendors or other organizations with whom the firm transacts business. The giving and receiving of gifts and opportunities to travel and attend entertainment events from such sources are subject to the general principles outlined below and are permitted only under the circumstances specified in this section of the Code.

A) GENERAL PRINCIPLES APPLICABLE TO GIFTS, TRAVEL AND ENTERTAINMENT OPPORTUNITIES, AND SENSITIVE PAYMENTS

      o An Access Person cannot give or accept a gift or participate in an entertainment opportunity if the frequency and/or value of the gift or entertainment opportunity may be considered excessive or extravagant.

      o An Access Person cannot give or receive a gift, travel and entertainment opportunity or sensitive payment if, in doing so, it would create or appear to create a conflict with the interests of our clients or the firm, or have a detrimental impact on the firm's reputation.

      o With regard to gifts and entertainment opportunities covered and permitted under the Code, under no circumstances is it acceptable for an Access Person to resell a gift or ticket to an entertainment event.

B)    ACCEPTING GIFTS

      The only gift (other than entertainment tickets) that may be accepted by an Access Person is a gift of nominal value (i.e. a gift whose reasonable value is no more than $100) and promotional items (e.g. pens, mugs, t-shirts and other logo bearing items). Under no circumstances may an Access Person accept a gift of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash.

      Acceptance of a gift that is directed to Renaissance Investment Management as a firm should be cleared with the Chief Compliance Officer. Such a gift, if approved, will be accepted on behalf of, and treated as the property of, the firm.

      If an Access Person receives a gift that is prohibited under the Code, it must be declined or returned in order to protect the reputation and integrity of Renaissance Investment Management. If the gift has already been received, and cannot be returned, it will be donated to a charity of the Managing Partners choice unless the gift is received by a Managing Partner. In that circumstance it will be donated to a charity of the CCO's choice. Any question as to the appropriateness of any gift should be directed to the Chief Compliance Officer.

C)    ACCEPTING TRAVEL AND ENTERTAINMENT OPPORTUNITIES AND TICKETS

      Renaissance Investment Management recognizes that occasional participation in entertainment opportunities with representatives from organizations with whom the firm transacts business, such as clients, brokers, vendors or other organizations can be useful relationship building exercises. Examples of such entertainment opportunities are: lunches, dinners, cocktail parties, golf outings or regular season sporting events.

      Accordingly, OCCASIONAL participation by an Access Person in such entertainment opportunities for legitimate business purposes is permitted provided that:

      o A representative from the hosting organization attends the event with the Access Person;

      o Participation complies with the following requirements for entertainment tickets, lodging, car and limousine services, and air travel.

D)    ENTERTAINMENT TICKETS

      An Access Person occasionally may accept a ticket to an entertainment event and the face value of the ticket or entrance fee is $100 or less, not including the value of food that may be provided to the Access Person before, during, or after the event. An Access Person is required to obtain prior approval from the Chief Compliance Officer before accepting any other entertainment opportunity.

      An Access Person is strongly discouraged from participating in the following situations and may not participate unless prior approval from the Chief Compliance Officer is obtained:

      o The entertainment ticket has a face value above $100; if approved by the Chief Compliance Officer, the Access Person is required to reimburse the host for the full face value of the ticket;

      o The entertainment event is unusual or high profile (e.g., a major sporting event); if approved by Chief Compliance Officer, the Access Person is required to reimburse the host for the full face value of the ticket regardless of what the face value might be;

      o The host has extended an invitation to the entertainment event to numerous Renaissance Access Persons.

      The Chief Compliance Officer must clear their own participation in the above situations with a Managing Partner of the Firm.

      EACH ACCESS PERSON MUST FAMILIARIZE HIMSELF/HERSELF WITH, AND ADHERE TO, ANY ADDITIONAL POLICIES AND PROCEDURES REGARDING ENTERTAINMENT OPPORTUNITIES AND TICKETS THAT MAY BE ENFORCED BY THE CHIEF COMPLIANCE OFFICER.

E)    LODGING

      An Access Person is not permitted to accept a gift of lodging in connection with any entertainment opportunity. Rather, an Access Person must pay for his/her own lodging expense in connection with any entertainment opportunity. If an Access Person participates in an entertainment opportunity for which lodging is arranged and paid for by the host, the Access Person must reimburse the host for the equivalent cost of the lodging, as determined by Renaissance Investment Management's Travel Coordinator. It is the Access Person's responsibility to ensure that the host accepts the reimbursement and whenever possible, arrange for reimbursement prior to attending the entertainment event. Lodging connected to an Access Persons business travel will be paid for by Renaissance Investment Management.

F)    CAR AND LIMOUSINE SERVICES

      An Access Person must exercise reasonable judgment with respect to accepting rides in limousines and with car services. Except where circumstances warrant (e.g., where safety is a concern), an Access Person is discouraged from accepting limousine and car services paid for by a host when the host is not present.

G)    AIR TRAVEL

      An Access Person is not permitted to accept a gift of air travel in connection with any entertainment opportunity. Rather, an Access Person must pay for his/her own air travel expense in connection with any entertainment opportunity. If an Access Person participates in an entertainment opportunity for which air travel is arranged and paid for by the host, the Access person must reimburse the host for the equivalent cost of the air travel, as determined by Renaissance Investment Management's Travel Coordinator. It is the Access Person's responsibility to ensure that the host accepts the reimbursement whenever possible, arrange for reimbursement prior to attending the entertainment event. Use of private aircraft or charter flights arranged by the host for entertainment related travel is prohibited. Air travel that is connected to an Access Person's business travel will be paid for by Renaissance Investment Management.

H)    SOLICITATION OF GIFTS, CONTRIBUTIONS, OR SPONSORSHIPS

      An Access Person may not solicit gifts, entertainment tickets, gratuities, contributions (including charitable contributions), or sponsorships from brokers, vendors, clients or companies in which the firm invests or conducts research. Similarly, an Access Person is prohibited from making such requests through Renaissance Investment Management's Trading Department or any other Renaissance Investment Management Department or Access Person(this prohibition does not extend to personal gifts or offers of Access Person owned tickets between Access Persons).

I)    GIVING GIFTS (OTHER THAN ENTERTAINMENT OPPORTUNITIES)

      In appropriate circumstances, it may be acceptable for the firm or its Access Persons to extend gifts to clients or others who do business with Renaissance Investment Management. Gifts of cash (including cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash) or excessive or extravagant gifts, as measured by the total value or quantity of the gift(s), are prohibited. Gifts with a face value in excess of $100 must be cleared by the Chief Compliance Officer. RENAISSANCE PROMOTIONAL ITEMS (E.G. PENS, MUGS, T-SHIRTS AND OTHER RENAISSANCE LOGO BEARING ITEMS) WILL NOT COUNT TOWARD THE $100 LIMIT. ENTERTAINMENT/MEALS FOR EXISTING CUSTOMERS DURING PERIODICALLY SCHEDULED VISITS BY CLIENTS WILL NOT COUNT TOWARD THE $100 LIMIT.

      An Access Person should be certain that the gift does not give rise to a conflict with client interests, or the appearance of a conflict, and that there is no reason to believe that the gift violates any applicable code of conduct of the recipient. Gifts are permitted only when made in accordance with applicable laws and regulations and in accordance with generally accepted business practices in the various countries and jurisdictions where Renaissance Investment Management does business.

J)    GIVING ENTERTAINMENT OPPORTUNITIES

      An Access Person is not permitted to source tickets to entertainment events from Renaissance Investment Management's Trading Department or any other Renaissance Investment Management Department or Access Person, brokers, vendors, or other organizations with whom the firm transacts business (this prohibition does not extend to personal gifts or offers of Access Person owned tickets between Access Person's). Similarly, an Access Person is prohibited from sourcing tickets on behalf of clients or prospects from ticket vendors.

K)    SENSITIVE PAYMENTS

      An Access Person may not participate on behalf of the firm, or any client, directly or indirectly, in any of the following transactions:

      o Use of the firm's name or funds to support political candidates or issues, or elected or appointed government officials;

      o Payment or receipt of bribes, kickbacks, or payment or receipt of any money in violation of any law applicable to the transaction;

      o Payments to government officials or government employees that are unlawful or otherwise not in accordance with regulatory rules and generally accepted business practices of the governing jurisdiction.

      An Access Person making contributions or payments of any kind may do so in his/her capacity as an individual, but may not use or in any way associate Renaissance Investment Management's name with such contributions or payments (except as may be required under applicable law). Access Person's should be mindful of these general principals when making donations to charities sponsored by clients.

L)    QUESTIONS AND CLARIFICATIONS

      Any question as to the appropriateness of gifts, travel and entertainment opportunities, or payments should be discussed with the Chief Compliance Officer.

M)    GIFT LOG

      All gifts of any amount are required to be listed by the Access Person on the Gift and Entertainment log and submitted to the CCO. A copy of the Gift and Entertainment log is located at F: Gift and Entertainment Log/Gift and Entertainment Log. NOTE: PROMOTIONAL ITEMS (E.G. PENS, MUGS, T-SHIRTS AND OTHER LOGO BEARING ITEMS DO NOT HAVE TO BE RECORDED ON THE GIFT LOG AND TO NOT COUNT TOWARD THE $100 LIMIT)

N)    INTEREST IN COMPETITORS CLIENTS OR SUPPLIERS

      Except with the approval of the Managing Partners and the Chief Compliance Officer, no Access Person or member of his or her Immediate Family (including such person's spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the Access Person has an adoptive or "in-law" relationship) limited to immediate family (as defined above) to whose support the Access Person contributes, either directly or indirectly AND who shares such Access Persons' household ("Immediate Family"), shall serve as an employee, officer, director or trustee of, or have a substantial interest in or business relationship with, a competitor, Client, or supplier of the Firm (other than any AMG Affiliate) that could create a divided loyalty or the appearance of one.

O)    INTEREST IN TRANSACTIONS

      No Access Person or their Immediate Family shall engage in any transaction involving the Firm if the Access Person or such immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the Access Person's normal compensation), except as specifically authorized in writing by the Chief Compliance Officer.

P)    OUTSIDE EMPLOYMENT

      No Access Person shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a trustee or general partner of a partnership, other than the Firm or any Affiliate of the Firm, except as specifically authorized by the Managing Partners of the Firm. In no event should any Access Person have any outside employment that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other Access Persons.

Q)    DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY

      No Access Person shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which he or she should reasonably know the Firm or Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Adviser, offering the opportunity to the Firm or Clients if appropriate, and receiving specific written authorization from the Chief Compliance Officer.

R)    SERVING ON THE BOARD OF DIRECTORS OF A PUBLIC COMPANY

      No Access Persons may serve on the board of directors of any Public
      Company.

S)    CODE OF ETHICS HOTLINE/ WHISTLEBLOWER PROCEDURE

      Conflicts of Interest, illegal activity, fraud, suspicious activity or any situation or occurrence any Access Person observes or suspects should be immediately reported to the Chief Compliance Officer. If the Access person feels uncomfortable reporting the activity or asking their question at work please call the CCO at home at 859-431-4193. There line will not be recorded and your identity will not be divulged to ANYONE including the Managing Partners. The CCO will conduct their own investigation to independently verify the accuracy of the claim. If the Whistleblower notification is verified by the CCO they will escalate the matter in the appropriate manner, until resolution.

If the Access Person suspects the CCO of wrongdoing they should notify the Managing Partners of the firm through a visit to the Managing Partner's office or a phone call to their home.

      In all circumstances the Access Person's statements will be kept confidential by the CCO or Managing Partner. Any retaliation by any party against the "Whistleblower" will constitute a further violation of this code.

IV. GENERAL SANCTION GUIDELINES

      o NON-PRECLEARANCE OF PERSONAL TRADES. The Chief Compliance Officer shall generally issue a Letter of Warning to the Access Person at first offense. A repeat violator shall receive reprimands including administrative warnings, demotions, disgorgements of profits, monetary penalties, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

      o LATE FILING OF THE REQUIRED REPORTS. The Chief Compliance Officer shall generally issue a Letter of Notification to the Access Person at first offense. A repeat violator shall receive reprimands including administrative warnings, demotions, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

      o IT SHOULD BE EMPHASIZED THAT ALL REQUIRED FILINGS AND REPORTS UNDER THIS POLICY SHALL BE MONITORED BY THE CHIEF COMPLIANCE OFFICER OR THEIR DESIGNEE. THE CHIEF COMPLIANCE OFFICER WILL RECEIVE AND REVIEW REPORT OF VIOLATIONS PERIODICALLY. VIOLATORS WILL BE SUBJECT TO REPRIMAND, MONETARY FINE, TERMINATION OR REPORTING TO REGULATORS, DEPENDING ON THE DEGREE OF THE OFFENSE.

A. CONFIDENTIALITY. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon proof that they are empowered to review such documents. Other than those limited purposes, the reports will be kept in a locked drawer once they have been reviewed.

B. RECORDKEEPING. Renaissance will maintain in its records the following:

      o A copy of the Code that is or was in effect

      o Records of violations of the Code

      o Actions taken as a result of the violations

      o Copies of Access Person's acknowledgment of receipt of the Code

      o All reports and forms required to be filed by Access Persons under the Code

      o A record of all Access Persons who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports

      o Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering

      The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years in an appropriate office.

V.    INSIDER TRADING

Advisers Act Section 204A

A. SUPERVISORY RESPONSIBILITY. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm's policies and procedures against insider trading embodied in this section of the Code. In addition, all Access Persons are subject to Affiliated Managers Group, Inc.'s insider trading policy, which is provided to Access Persons under separate cover.

B. SECTION 204A OF THE ADVISER ACT. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

C.    DEFINITIONS

      1. INSIDER. The term "insider" is broadly defined. It includes officers and employees of the Firm. In addition, a person can be a "temporary insider" if that person enters into a special confidential relationship in the conduct of a Firm's affairs and, as a result, is given access to information solely for the Firm's purposes. A temporary insider can include, among others, the Firm's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm will be considered an insider. .

      2. INSIDER TRADING. The term "insider trading" is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an "insider") or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      (A) Trading by an insider while in possession of material non-public information;

      (B) Trading by a non-insider (also called a "temporary insider") while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; and

      (C) Communicating material non-public information to others.

      3. MATERIAL INFORMATION. The term "material information" is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Firm's securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

      4. NON-PUBLIC INFORMATION. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

      D.    THE FIRM'S POLICY ON INSIDER TRADING

      All Access Persons are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an associate has received information, he or she should refrain from trading while in possession of that information unless he or she first determines that the information is either public, non-material, or both. The associate should also refrain from disclosing the information to others, such as family, relatives, business or social acquaintances that do not need to know such information for legitimate business reasons. If the associate has any questions at all as to whether the information is material and nonpublic, he or she must resolve the question before trading, recommending trading, or divulging the information.

      If any doubt at all remains, associates should consult the Chief Compliance Officer prior to trading or disclosure of the information.

E. PREVENTION OF INSIDER TRADING. To prevent insider trading from occurring, the Chief Compliance Officer shall:

      1. design an appropriate educational program and provide educational materials to familiarize Access Persons with the Firm's policy;

      2. answer questions and inquiries regarding the Firm's policy;

      3. review the Firm's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

      4. resolve issues as to whether information received by an Access Person constitutes material and non-public information;

      5. Upon determination that an Access Person has possession of material non-public information:

      (A) implement measures to prevent dissemination of such information; and

      (B) restrict Access Persons from trading on any affected securities.

F. DETECTION OF INSIDER TRADING. In order to detect insider trading and inappropriate personal securities transactions, the Chief Compliance Officer shall, from time to time:

      1. review the trading activity reports filed by Access Persons;

      2. review the trading activity of accounts managed by the Firm;

      3. coordinate the review of such reports when necessary, with other appropriate employees of the Firm.

G.    SANCTIONS

      IMMEDIATE REPORTS. ANY VIOLATION OF THE INSIDER TRADING POLICY CAN BE EXPECTED TO RESULT IN SERIOUS SANCTIONS BY THE FIRM. IMMEDIATELY UPON LEARNING OF A POTENTIAL INSIDER TRADING VIOLATION, THE CHIEF COMPLIANCE OFFICER SHALL PREPARE A WRITTEN REPORT TO THE MANAGEMENT OF THE FIRM PROVIDING FULL DETAILS AND RECOMMENDATIONS FOR FURTHER ACTION, INCLUDING REPRIMANDS, DEMOTIONS, MONETARY PENALTIES, SUSPENSIONS, DISMISSAL OR REPORTING TO THE REGULATORY AUTHORITIES.

H. ACKNOWLEDGEMENT. The Firm requires that all Access Persons acknowledge in writing that they have reviewed and agree to comply with the Firm's policy and procedures on Insider Trading.

                                  CERTIFICATION

I certify that I have received, read, understand and agree to abide by Renaissance's Code of Ethics. I recognize that the Policies and Procedures described herein apply to me and agree to comply in all respects. I certify that I have, to date, reported all transactions and brokerage accounts required to be reported under the Code. I also acknowledge that I have read and understand Renaissance's Insider Trading Policy and Procedures. In addition, I certify that I have not offered or accepted any inappropriate or non-permissible gifts or entertainment to/from others as required under the Code. I understand that Renaissance will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations. Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from Renaissance.

Print Name

Signature

Date

PERSONAL SECURITIES TRANSACTIONS

YOU MUST PRE-CLEAR AND REPORT THE FOLLOWING TRANSACTIONS:

Bonds (including Government Agency Bonds, but excluding Direct Obligations of the U.S.Government) Municipal Bonds Stock Closed-end Funds All Exchange Traded Funds (ETF's) Affiliated Mutual Funds Notes Convertible Securities Preferred Securities ADR's Single Stock Futures Limited Partnership Interests Limited Liability Company Interests Options on Securities Warrants Rights

YOU MUST REPORT (BUT NOT PRE-CLEAR) THE FOLLOWING TRANSACTIONS:

Automatic Dividend Reinvestment Stock Purchase Plan Acquisitions Corporate Actions (splits, tender offers, mergers, stock dividends, etc.) Gifts of securities to you over which you did not control the timing Gifts of securities from you to a not-for profit-organization, including a private foundation and donor advised fund Gifts of securities from you to an individual or donee other than a not-for-profit if the individual or donee represents that he/she has no present intention of selling the security

YOU DO NOT NEED TO PRE-CLEAR OR REPORT THE FOLLOWING TRANSACTIONS:

Open-end Mutual Funds Offshore Funds Direct Obligations of the U.S Government Money Market Instruments Broad Based Stock Index Futures and Options Securities Futures and Options on Direct Obligations of the U.S. Government Commodities Futures Foreign Currency Transactions